EXHIBIT 23.03

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Brooks - PRI Automation, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2000, except for Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Current Report on Form 8-K dated August 15, 2002 of Brooks-PRI Automation, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Woodland Hills, California
August 27, 2002